                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange
Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of
                     the Securities Exchange Act of 1934


                             Commission File Number        33-79922
                                                    ---------------------------

                            ZACHARY VENTURES, INC.
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

  41 EAST 57TH STREET, 39TH FLOOR, NEW YORK, NEW YORK, 10022, (212) 768-2383
-------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   COMMON SHARES, $.001 PAR VALUE PER SHARE
-------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     NONE
-------------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [X]             Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(1)(ii)    [ ]
        Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)    [ ]
        Rule 12g-4(a)(2)(ii)    [ ]             Rule 12h-3(b)(2)(ii)      [ ]
        Rule 12h-3(b)(1)(i)     [X]             Rule 15d-6                [X]

         Approximate number of holders of record as of the certification or notice date: 12



         Pursuant to the requirements of the Securities Exchange Act of 1934 (name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        S/Herbert Maxwell
Date:  December 20, 1996          By: -------------------------------
                                        Herbert Maxwell, President